Exhibit 10.2

SNAP-ON INCORPORATED

SHARE AND PERFORMANCE AWARD AGREEMENT

THIS SHARE AND PERFORMANCE AWARD AGREEMENT is granted by SNAP-ON INCORPORATED (the “Company”) to each individual receiving and accepting the offer contained in the Share and Performance Award Offer Letter (each such person being known as a “Key Employee”) pursuant to the Company’s 2001 Incentive Stock and Awards Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders for its officers and other key employees to have an incentive tied to the price of Common Stock of the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Company has determined to grant Key Employees Restricted Shares and Performance Units pursuant to the terms of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Key Employee, the Company and the Key Employee hereby agree as follows:

1.                                      Restricted Shares.

Subject to the terms and conditions of this Agreement and the Plan, the Company hereby awards to the Key Employee a number of shares of Common Stock (the “Restricted Shares”) set forth in the Share and Performance Award Offer Letter (the “Offer”) under the column titled “Quantity Granted.”  Except as otherwise provided herein, no Restricted Share may be sold, transferred or otherwise alienated or hypothecated until such Restricted Share vests as provided herein.

2.                                      Escrow.

(a)                                  The Company shall cause certificates for Restricted Shares to be issued as soon as practicable in the name of the Key Employee, but the Company, as escrow agent, shall hold such shares in escrow.  Upon issuance of such certificates, (i) the Company shall give the Key Employee a receipt for the Restricted Shares held in escrow which will state that the Company holds such Restricted Shares in escrow for the account of the Key Employee, subject to the terms of this Agreement, and (ii) the Key Employee shall give the Company a stock power for such Restricted Shares duly endorsed in blank which will be held in escrow for use in the event such Restricted Shares are forfeited in whole or in part.

(b)                                 Unless theretofore forfeited as provided herein, Restricted Shares and any other property held in escrow pursuant to this Agreement shall cease to be held in escrow, and the Company shall release such certificates for such Restricted Shares, and any related property held in escrow (without interest), to the Key

Employee, unless such Restricted Shares or other property are deferred pursuant to a valid Deferral Election, or in the case of his or her death, to his or her Beneficiary (as hereinafter defined) when such Restricted Shares vest as provided herein at which time such shares shall be freely transferable by the Key Employee or his or her Beneficiary.

(c)                                  Restricted Shares and any other property held in escrow pursuant to this Agreement shall cease to be held in escrow, and the Company may assume possession thereof in its own right, when the Key Employee forfeits such Restricted Shares as provided herein.

3.                                      Vesting and Forfeiture Based on Performance.

Subject to the terms and conditions set forth herein,

(a)                                  Vesting of the Restricted Shares and payment in respect of Performance Units is dependent upon performance relative to sales growth and RONAEBIT goals for fiscal years ____, _____ and _____. The threshold, target and maximum goals for sales growth and RONAEBIT during fiscal years and _______ are as shown on Exhibit 1, and the Restricted Shares will vest, and the Performance Units will be earned, in accordance with the vesting matrix attached hereto as Exhibit 1 based on actual performance of the Company relative to the goals subject to the terms attached hereto as Exhibit 2.  As soon as practicable after the Company’s audited financial statements for fiscal ____ are available to the Committee, the Committee shall calculate the Company’s sales growth and RONAEBIT data for such years in accordance with the terms attached hereto as Exhibit 2.  The Committee shall then plot the sales growth and RONAEBIT data on the vesting matrix.  The resulting position on the matrix shall determine the percentage of the Restricted Shares that will vest and the number of Performance Units that the Key Employee will earn as set forth below. The Company shall promptly communicate this information to the Key Employee.

(b)                                 Unless the Key Employee has previously forfeited such Restricted Shares, if the position on the matrix reflects a percentage greater than zero and less than or equal to 100%, then the number of Restricted Shares that shall vest shall be equal to the product of such percentage and the Grant Number, and if the position on the matrix reflects a percentage greater than 100%, then the number of Restricted Shares that shall vest shall be equal to the Grant Number. Upon the Committee’s determination as provided above, the Key Employee will forfeit the Restricted Shares that do not vest.

(c)                                  Unless the Key Employee has previously forfeited the right to earn Performance Units, if the position on the matrix reflects a percentage greater than 100%, then the Key Employee will receive cash in respect of a number of Performance Units equal to the product of the percentage in excess of 100%, but not greater than 50%, multiplied by the Grant Number. The amount of the cash payment for each

Performance Unit will be $______, the fair market value of a share of the Company’s common stock on ___________, 20__.

(d)                                 If any calculation of Shares to be awarded would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

4.                                      Forfeiture Based on Employment Status.

Subject to the terms and conditions set forth herein,

(a)                                  In addition to any rights of the Company under Section 5, the Key Employee will forfeit any Restricted Shares or any rights associated with Performance Units as to which the Committee has not made its vesting determination under Section 3 and not otherwise vested under Section 6 if the Key Employee’s employment with the Company or its subsidiaries is terminated for any reason prior to such determination unless in the case of termination by the Company or a subsidiary the Committee determines, on such terms and conditions, if any, as the Committee may impose, that there may nonetheless be vesting of all or a portion of the award at the time of such determination or at any other time.  Absence of the Key Employee on leave approved by a duly elected officer of the Company, other than the Key Employee, shall not be considered a termination of employment during the period of such leave.

(b)                                 Notwithstanding the foregoing, in the case of termination of employment as a result of death, Disability (as defined below) or Retirement (as defined below), the Grant will vest, and the Key Employee’s entitlement to cash in respect of Performance Units will be determined, based upon the Company’s actual performance relative to the sales growth and RONAEBIT goals over the full performance period, but in lieu of the amounts under Section 3(b) and (c), the respective amounts, if any, determined under those subsections shall be reduced by multiplying such amounts by a fraction representing the portion of the three-year period that elapsed before the termination of the Key Employee’s employment.

(c)                                  Whether or not a divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of the Committee, which discretion the Committee may exercise on a case by case basis.

(d)                                 As used herein,

(i)                                     “Disability” means a medically-determinable physical or mental condition that is expected to be permanent and that results in the Key Employee being unable to perform one or more of the essential duties of the Key Employee’s occupation or a reasonable alternative offered by the Company or its subsidiaries, all as determined by the Committee or any successor to such committee that administers the Awards Plan (as the same may be amended).

(ii)                                  “Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Key Employee as in effect at the time of such termination.

5.                                      Detrimental Activity.

(a)                                  Activity During Employment.  If, prior to termination of the Key Employee’s employment with the Company or during the one-year period following termination of the Key Employee’s employment with the Company, the Company becomes aware that, prior to termination, the Key Employee had engaged in detrimental activity, then the Committee in its sole discretion, for purposes of this Agreement, may characterize or recharacterize termination of the Key Employee’s employment as a termination to which this Section 5 applies and may determine or redetermine the date of such termination, and the Key Employee’s rights with respect to the Grant shall be determined in accordance with the Committee’s determination.

(b)                                 Activity Following Termination.  If, within the six-month period following the Key Employee’s termination of employment with the Company, the Company becomes aware that the Key Employee has engaged in detrimental activity subsequent to termination, then the Key Employee’s rights with respect to the Grant shall be determined in accordance with any determination by the Committee under this Section 5.

(c)                                  Remedies.  If the Key Employee has engaged in detrimental activity as described in subsections (a) and (b), then the Committee may, in its discretion, declare that the Key Employee has forfeited the Grant in whole or in part and cause the Company to assume possession of any or all property held in escrow in respect of the Grant in its own right and/or cause the Key Employee to return any cash or property actually realized by the Key Employee (directly or indirectly) in respect of the Grant, in each case whether or not the Committee has made a vesting determination under Section 3 in respect thereof before or after the date the Key Employee engaged in the detrimental activity or before or after the date of termination as determined or redetermined under subsection (a).

(d)                                 Allegations of Activity.  If an allegation of detrimental activity by the Key Employee is made to the Committee, then the Committee may suspend the Key Employee’s rights in respect of the Grant to permit the investigation of such allegation.

(e)                                  Definition of “Detrimental Activity.”  For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where the Key Employee (i) divulges trade secrets of the Company, proprietary data or other confidential information relating to the Company or to the business of the Company or any subsidiaries, (ii) enters into employment with a competitor under circumstances suggesting that the Key Employee will be using unique or special knowledge gained as an employee of the Company to compete with the Company, (iii) uses information obtained during the course of his or her prior employment with the Company for his or her own purposes, such as for the solicitation of business and competition with the Company, (iv) is determined to have engaged (whether or not prior to termination due to retirement) in either gross misconduct or criminal activity harmful to the Company, or (v) takes any action that harms the business interests, reputation or goodwill of the Company and/or its subsidiaries.

6.                                      Change in Control.

In the event of a “Change of Control” (as defined in the Awards Plan) prior to the Committee’s determination under Section 3(a),

(a)                                  Any unvested Restricted Shares shall be treated as provided in the Awards Plan, unless the Key Employee has previously forfeited such Restricted Shares; and

(b)                                 Notwithstanding their treatment under the terms of the Awards Plan, the Company will immediately make payment in respect of the number of Performance Units assuming performance at maximum levels for the entire period.

7.                                      Voting Rights; Dividends and Other Distributions.

(a)                                  While the Restricted Shares are subject to restrictions under Section 1 and prior to any forfeiture thereof, the Key Employee may exercise full voting rights for the Restricted Shares registered in his or her name and held in escrow hereunder.

(b)                                 A Key Employee shall have no voting rights with respect to the Performance Units.

(c)                                  While the Restricted Shares are subject to the restrictions under Section 1 and prior to any forfeiture thereof, all dividends and other distributions paid with respect to the Restricted Shares shall be held in escrow pursuant to Section 2 and shall be subject to the same restrictions as the Restricted Shares with respect to which they were paid.

(d)                                 There shall be no dividend right associated with the Performance Units.

(e)                                  Subject to the provisions of this Agreement, the Key Employee shall have, with respect to the Restricted Shares, all other rights of holders of Common Stock.

8.                                      Tax Withholding; Repurchase.

(a)                                  It shall be a condition of the obligation of the Company to issue or release from escrow Restricted Shares to the Key Employee or the Beneficiary, and the Key Employee agrees, that the Key Employee shall pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the award or as a result of the vesting hereunder or shall provide evidence satisfactory to the Company that the Company has no liability to withhold.  The Company may withhold from cash payable in respect of Performance Units such amount as may be determined by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of such payment.

(b)                                 At each time the Company is obligated to issue or release from escrow Restricted Shares to the Key Employee or the Beneficiary, the Key Employee or the Beneficiary, as the case may be, may elect to have the Company repurchase up to 40% of the Restricted Shares to be so issued or released at a price equal to the Fair Market Value (as defined below) on the Tax Date (as defined below).  The election must be delivered to the Company within 30 days after the Tax Date. If the number of shares so determined shall include a fractional share, then the Company shall not be obligated to repurchase such fractional share.  All elections shall be made in a form acceptable to the Company.  As used herein, (i) “Tax Date” means the date on which the Key Employee must include in his or her gross income for tax purposes the fair market value of the Restricted Shares and (ii) “Fair Market Value” means the per share closing price on the date in question in the principal market in which the Common Stock is then traded or, if no sales of Common Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted.

9.                                      Beneficiary.  The person who the Key Employee designates in writing to the Committee as his or her beneficiary shall be referred to as the “Beneficiary” and shall be entitled to receive the Restricted Shares that vest and the Performance Units that are earned following the death of the Key Employee.  The Key Employee may from time to time revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Committee.  The last such designation that the Committee receives shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Key Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt.  If no such Beneficiary designation is in effect at the time of the Key Employee’s death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with law, then the Key Employee’s estate shall be entitled to receive the Restricted Shares that vest and the Performance Units that are earned following the death of the Key Employee.  If the Committee is in doubt as to the right of any person to receive such Restricted Shares and/or Performance Units, then the Company may retain such Restricted Shares and the cash payment associated with the Performance Units, without liability for any interest thereon, until the Committee determines the person entitled thereto, or the Company may deliver such Restricted Shares and the cash payment associated with the Performance Units to any court of appropriate jurisdiction, and such delivery shall be a complete discharge of the liability of the Company therefor.

10.                               Adjustments in Event of Change in Stock.

In the event of any reclassification, subdivision or combination of shares of Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other event which could, in the judgment of the Committee, distort the implementation of the Grant or the realization of its objectives, the Committee may make such adjustments in the Grant Number and the number of Restricted Shares under this Agreement, or in the terms, conditions or restrictions of this Agreement, as the Committee deems equitable; provided that in the absence of express action by the Committee, adjustments that apply generally to Restricted Shares granted under the Awards Plan shall apply automatically to the Restricted Shares under this Agreement.

11.                               Powers of the Company Not Affected.

The existence of the Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any combination, subdivision or reclassification of the Common Stock or any reorganization, merger, consolidation, business combination, exchange of shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  Nothing in this Agreement shall confer upon the Key Employee any right to continue in the employment of the Company or interfere with or limit in any way the right of the Company to terminate the Key Employee’s employment at any time.

12.                               Certificate Legend.

Each certificate for Restricted Shares shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, or by operation of law, is subject to certain restrictions set forth in the Share and Performance Award Agreement between Snap-on Incorporated and the registered owner hereof.  A copy of such Agreement may be obtained from the Secretary of Snap-on Incorporated.

When the restrictions imposed by Section 1 terminate, the Key Employee shall be entitled to have the foregoing legend removed from the certificates representing such Restricted Shares.

13.                               Impact of Restatement of Financial Statements upon Previous Awards.

If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such award made to all or any Key

Employee with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Key Employee shall be the amount by which the affected award exceeded the amount that would have been payable to such Key Employee  had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Key Employees or different classes of Key Employees on such bases as it shall deem appropriate.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Key Employee, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Key Employee under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the forgoing.

14.                               Interpretation by Committee.

The Key Employee agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Awards Plan and any determination made by the Committee under this Agreement or such plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive.

15.                               Miscellaneous.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

(b)                                 This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)                                  The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)                                 Any notice, filing or delivery hereunder or with respect to the Grant shall be given to the Key Employee at either his or her usual work location or work email address or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 2801 80th Street, Kenosha, Wisconsin 53143, Attention: Vice President and Chief Human Resource Officer.  All such notices shall be given by first class mail, postage pre-paid, or by personal delivery or by email to the Key Employee at his or her Company email address.

(e)                                  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Key Employee, the Beneficiary and the personal representative(s) and heirs of the Key Employee, except that the Key Employee may not transfer any interest in any Restricted Shares prior to the release of the restrictions imposed by Section 1.

Exhibit 1

Vesting Matrix

Exhibit 2

1.               “RONAEBIT” for purposes of the vesting matrix means a fraction expressed as a percentage where (i) the numerator is Operating Earnings (as defined below) and (ii) the denominator is average net assets employed. “Operating Earnings” means earnings from continuing operations before income taxes (including Operating income from financial services) plus interest expense less other income (expense) – net (i.e., less other income plus other expense). “Net assets employed” means total assets minus cash and cash equivalents and minus all liabilities excluding short-term and long-term debt. “Average net assets employed” for a period means the average of net assets employed at the end of the immediately preceding fiscal period and at the end of each fiscal quarter during the period as reflected in the Company’s final consolidated balance sheet for the quarter that is prepared as part of the financial statements used in the preparation of the Company’s externally reported financial statements.

2.               RONAEBIT for purposes of the vesting matrix will be calculated based upon Operating Earnings for the period consisting of ______________ and average net assets employed for the same period.

3.               Sales growth for purposes of the vesting matrix will be calculated by comparing the Company’s consolidated net sales for fiscal ______ with the net sales amounts set forth on the matrix.

4.               The amount of each component of a calculation will be determined by reference to the Company’s audited financial statements for the year(s) in question or the notes thereto to the extent reflected therein and, if not reflected therein, by reference to the Company’s unaudited financial statements or the notes thereto contained in the Company’s periodic reports filed with the Securities and Exchange Commission to the extent reflected therein and, if not reflected therein, by reference to the Company’s publicly disclosed earnings release for the relevant period and, if not reflected therein, by reference to the Company’s final consolidated balance sheet for the month that is prepared as part of the financial statements used in the preparation of the Company’s externally reported financial statements.

5.               There is graduated, proportionate vesting between the threshold and target goals.  There is also graduated, proportionate vesting between the target and outstanding goals.

6.               Except to the extent that doing so would cause an award to fail to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code, the threshold, target and maximum goals for sales growth and RONAEBIT will be automatically adjusted upward or downward as appropriate to eliminate the effects of  acquisitions and divestitures subject to the following.

(a)                                  There will be adjustments only where there is an acquisition or divestiture (or a combination of multiple acquisitions or divestitures) of a subsidiary, division or other business unit that had revenues during its last full fiscal year equal to 1% or more of the Company’s budgeted consolidated net sales during the year the acquisition or divestiture occurs as reflected in the Company’s overall annual operating plan as of the commencement of the year as approved by the Company’s Board of Directors (the “Final AOP”).

(b)                                 Adjustments to Sales Goals.  If an acquisition occurs in ____________, then the Ad Hoc Committee will adjust the target net sales amounts set forth on the vesting matrix upward by an amount that is at least equal to the projected sales for the acquired business in ______ as reflected in the financial projections for the acquired business used as the basis for approval of the Company’s acquisition purchase price decision by the Company’s Board of Directors or the highest authority within the Company approving that decision (the “Pricing Projections”).  If an acquisition occurs in ______, then the Ad Hoc Committee will adjust the target net sales amounts set forth on the vesting matrix upward by an amount that is at least equal to the projected sales for the acquired business in ______, as reflected in the Pricing Projections for the acquired business, multiplied by a fraction representing the portion of fiscal ______ occurring after the acquisition.  If a divestiture occurs in ________, then the Ad Hoc Committee will adjust the target net sales amounts set forth on the vesting matrix downward by an amount equal to the budgeted sales for the divested business in the last Final AOP for which the divested business was included (or such lesser reduction as the Ad Hoc Committee may determine).  If a divestiture occurs in _____, then the Ad Hoc Committee will adjust the target net sales amounts set forth on the vesting matrix downward on a pro rata basis by an amount equal to the budgeted sales for the divested business in _____, as reflected in the Final AOP as of the commencement of fiscal ______, multiplied by a fraction representing the portion of fiscal ______ occurring after the divestiture (or such lesser reduction as the Ad Hoc Committee may determine).  If the target net sales amount is adjusted as described above, the Ad Hoc Committee shall make a proportionate adjustment to the minimum, threshold and maximum goals on the vesting matrix.

(c)                            Adjustments to RONAEBIT Goals.  If there is an acquisition or divestiture, then the RONAEBIT percentages on the vesting matrix will be recalculated as set forth below.

“Unadjusted Operating Income” will be estimated as the product obtained by multiplying the RONAEBIT percentage on the vesting matrix by $_____________ (which is the net assets of the close of fiscal ______).

For an acquisition, the Company’s Unadjusted Operating Income will be adjusted upward by an amount determined by the Ad Hoc Committee that is at least equal to the projected Operating Income for the acquired business for the remaining term of the plan cycle, as reflected in the Pricing Projections for the acquired business, divided by the total number of years in the plan cycle.  For an acquisition, the Company’s net assets as of the close of fiscal ______ will be adjusted upward by an amount determined by the Ad Hoc Committee that is equal to the projected average net assets of the acquired business for the remaining term of the plan cycle, as reflected in the Pricing Projections for the acquired business, multiplied by the number of quarter ends remaining in the plan cycle and divided by thirteen (or such lesser increase as the Ad Hoc Committee may determine).

For a divestiture, the Company’s Unadjusted Operating Income will be adjusted downward by an amount equal to the budgeted Operating Income for the divested business for the year in which the divestiture occurs as reflected in the Final AOP as of the commencement of such year divided by twelve and multiplied by the number of months remaining in the plan cycle divided by the total number of months in the plan cycle (or such lesser reduction as the Ad Hoc Committee may determine).  For a divestiture, the Company’s net assets as of the close of fiscal 2006 will be adjusted downward by an amount determined by the Ad Hoc Committee that is at least equal to the budgeted net assets for the divested business for the year in which the divestiture occurs as reflected in the Final AOP as of the commencement of such year multiplied by the number of quarter ends remaining in the plan cycle divided by thirteen.

The target RONAEBIT percentage on the vesting matrix will be recalculated by dividing the adjusted Operating Income by the adjusted net assets (on an annualized basis) and the minimum, threshold and maximum RONAEBIT percentages will be adjusted by a proportionate amount.